Exhibit 10.1

CONFIDENTIAL PATENT PURCHASE AGREEMENT

This CONFIDENTIAL PATENT PURCHASE AGREEMENT (“Agreement”) is entered into on February 28, 2017 (“Effective Date”) by and between Onstream Media Corporation having its primary place of business at 1291 SW 29th Avenue, Pompano Beach, FL 33069 (“Onstream” or “Seller”), and Mr. Eriya Unten having an address of [REDACTED] Tokyo, Japan  (“Purchaser”). Onstream Media Corporation and Mr. Eriya Unten may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Seller owns, as the assignee, U.S. Patent Nos. 9,161,068 and 9,467,728 as well as U.S. Patent Application Nos. 14/843,457 and 15/255,416. Seller wishes to sell to Purchaser its entire right, title and interest in such patents and the rights, if any, to certain related patents (“Patents” and “Patent Applications” as defined below), the causes of action to sue for infringement thereof, and any other legal rights entitled by the original owner of the Patents and Patent Applications under the law.

Purchaser wishes to purchase such Patents and Patent Applications.

In consideration for the mutual covenants contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as set forth herein.

AGREEMENT

1.         DEFINITIONS

1.1       “Closing Date” means the date on which Purchaser has satisfied all of its obligations under Section 3 and Section 5.

1.2       “Control” means the possession (directly or through one or more controlled intermediaries) of the power to direct or cause the direction of the management and policies of a legally recognizable entity, whether through the ownership of more than fifty percent (50%) of the voting shares or other voting interests, by contract, or otherwise.

1.3       “Patents” means U.S. Patent Nos. 9,161,068 and 9,467,728.

1.4      “Patent Applications” means (a) U.S. Patent Application No. 14/843,457, filed September 2, 2015; (b) U.S. Patent Application No. 15/255,416, filed on September 2, 2016 and (c) all reissues, reexaminations, continuations, continuations-in-part, divisionals and extensions of the Patents identified in Section 1.3 and/or the patent applications identified in Section 1.4(a) and (b), and any resulting patents issuing from any or all of the foregoing.

Onstream Confidential

1.5       Subsidiary” means any entity Controlled by either Seller or Purchaser. An entity shall be deemed a Subsidiary only so long as such Control exists.

1.6

“Revenue”/“Revenues” means (1) where revenues are related to the making, use, sale or importation into the United States of a product or service covered by any of the Patents and/or Patent Applications, a gross revenue minus the following documented expenses: refunds, allowance or credits for recalls (other than recalls arising out of Purchaser negligence, misconduct or fraud), rejected or returned products; excise, use, value added, and sales tax (other than income taxes); tariffs, import/export duties, and customs duties; normal and customary quantity, trade, and cash discounts (other than cash discounts for early payment) and sales commissions; freight, shipping, and insurance charges specifically included in the billing amount; and rebates required by government rule or regulation; (2) where revenues are related to the licensing and/or the sale of any of the Patents and/or Patent Applications, the agreed upon licensing fees, sales price, and/or other payments specified in the license and/or sales agreement minus reasonable, out of pocket expenses for outside counsel legal fees that are directly related to the licensing and/or sale; (3) where revenues are related to an investment in lieu of litigation  and/or non-cash payment from the sale of any of the Patents and/or Patent Applications, the licensing of any of the Patents and/or Patent Applications, the making, use, or sale of a product or service covered by any of the Patents and/or Patent Applications within the United States, and/or the importation of a product or service covered by any of the Patents and/or Patent Applications into the United States; and/or (4) where revenues are related to patent litigation action involving the Patents and/or Patent Applications, a total damages awarded and/or total revenues related to a settlement agreement, including, but not limited to a monetary settlement and/or revenue generated via a license agreement included in the settlement, minus attorney’s fees should attorney’s fees not be awarded as part of the damages and/or considered as part of the settlement.

2.         TRANSFER OF PATENTS

2.1       Patent Assignment. Effective upon the Closing Date, Seller hereby sells, assigns, transfers and conveys to Purchaser all right, title and interest it has in and to the Patents and Patent Applications, including without limitation, any and all legal rights of Seller to sue for past, present and future infringement, to collect royalties under such Patents and Patent Applications, and to have Patents and Patent Applications issued in the name of Purchaser.

2.2       Assignment of Causes of Action. Effective upon the Closing Date, Seller hereby sells, assigns, transfers and conveys to Purchaser all right, title and interest it has in and to all causes of action and enforcement rights it has, whether known, unknown, currently pending, filed, or otherwise, for the Patents and Patent Applications, including without limitation all its rights to pursue damages, injunctive relief and other remedies for past, current and future infringement of the Patents and Patent Applications.

3.         DELIVERY AND PAYMENT

3.1       Delivery of Assignment. Seller shall execute an Assignment attached hereto as Exhibit A (“Assignment”) suitable for filing with the U.S. Patent and Trademark Office (“USPTO”) within

Onstream Confidential

ten (10) business days after the Closing Date, provided Purchaser has complied with all of the payment requirements set forth in Section 3 and Section 5. Seller shall send within forty-five (45) days after the Closing Date, via Federal Express or other reliable and trackable delivery service, to Purchaser the executed original of the Assignment along with the patent prosecution files and original documents related to the patent prosecution files that are owned or controlled by Seller or its agents or attorneys regarding the Patents and Patent Applications, including, without limitation, any Letters Patents, assignments for the Patents and Patent Applications, documents and materials evidencing dates of invention, prosecution history files, and an electronic copy of an updated docket current as of the Closing Date.

3.2       Continued Prosecution. Seller shall diligently continue to prosecute the Patents and Patent Applications until the Closing Date and shall pay any maintenance fees, annuities and the like for which the fee is payable (e.g., the fee payment window opens) on or prior to the Closing Date. After the Closing Date, Purchaser agrees to assume all financial responsibility for the prosecution of the Patents and Patent Applications, including any fees incurred by Seller’s patent counsel, Hunton & Williams LLP, until Purchaser notifies Seller’s patent counsel of any changes in the prosecution strategy of the Patent Applications and maintenance strategy of the Patents, including the transfer of the Patents and Patent Applications to a different law firm. Purchaser shall communicate the issuance of any patent that may issue from the prosecution of any Patent Application to the Seller within ten (10) business days of the issue date of any such patent.

3.3       Cooperation After Closing Date. Seller further covenants and agrees that after the Closing Date, it will upon request, execute and deliver to Purchaser any other reasonably requested documents and materials that Purchaser reasonably believes are necessary for Purchaser to perfect its title in the Patents and Patent Applications.

3.4       Payment. In consideration for the assignment of such rights, title and interest in the Patents and Patent Applications and the other obligations of Seller as set forth in this Agreement, Purchaser shall pay Seller the total sum of $40 million USD in accordance with the schedule below and in compliance with the escrow arrangement described in Section 5 and any royalties as described in Section 4.

Purchaser shall make such payments in immediately available funds by wire transfer following the written instructions  provided by Seller for such payment. Remittance detail for wire transfers must also be sent by email to Randy S. Selman at [REDACTED]. Purchaser may not sell, assign, nor encumber the Patents and Patent Applications (or any subset thereof) until Seller has received from Purchaser, pursuant to this Section 3.4 and the Escrow Agreement described in Section 5 hereto, the total sum of $40 million USD . For avoidance of doubt, Purchaser may enter into license agreements regarding any rights it may have regarding the Patents and Patent Applications only after the Seller’s receipt from Purchaser of the total sum of $40 million USD.

3.5       Purchase Payment Schedule. The $40 million USD payment from Buyer to Seller includes a $1 million USD non-refundable deposit and a $39 million non-refundable USD balance deposit according to the following schedule:

Onstream Confidential

Payment to Seller	Date of Release
Non-refundable $200,000.00	February 1, 2017
Non-refundable $800,000.00	February 24, 2017
Non-refundable Remaining balance of $39,000,000.00	March 31, 2017

3.6        Balance Deposit Payment. The $39 million non-refundable USD balance deposit to be paid on March 31, 2017 will be made to an escrow account as chosen by Seller and released per the escrow arrangement described in Section 5.

4.         Royalties and Payments

4.1       Royalties. Purchaser agrees to pay Seller the royalties specified in the Royalties Schedule described in Section 4.6 (“Royalties”). All payments will be in U.S. dollars via wire transfer of immediately available funds to an account designated by Seller within thirty (30) days of the end of each calendar quarter in which the Royalties are accrued (i.e., March 31, June 30, September 30, and December 31).

4.2        Royalty Statement. Purchaser agrees to provide Seller with a written statement each calendar quarter with each Royalty payment setting forth the Revenue or other form of payment received based on the direct and/or indirect use of the Patents and/or Patent Applications for the previous calendar quarter, including but not limited to, Revenue, revenue that may be received in the form of investment in lieu of litigation  and/or non-cash payment from the sale of any of the Patents and/or Patent Applications, the licensing of any of the Patents and/or Patent Applications, the making, use, or sale of a product or service covered by any of the Patents and/or Patent Applications within the United States, and/or the importation of a product or service covered by any of the Patents and/or Patent Applications into the United States. Other forms of payment may include, but is not limited to, non-cash forms of payment, such as stocks, bonds, property, and/or other dividends. Investments in lieu of litigation include funds that are invested in self owned or third party investments that benefit the Purchaser as a result of settlement on the patents purchased herein. Purchaser agrees that this written statement will include reasonable detail regarding the direct and/or indirect use of the Patents and/or Patent Applications to enable verification of the Royalty amount, including but not limited to the parties involved in any sale and or license, a copy of any agreement and/or license, an itemized receipt of any transaction including the price, quantity and description of all services and products covered by the Patents and/or Patent Applications that is made, used, sold, or imported as described above, and an identification of all expenses and corresponding amounts deducted in calculating the Revenue as defined in Section 1.6.

4.3        Records. Purchaser agrees to keep true and accurate records containing all data necessary for the proper computation of the Royalties associated with the Royalties Schedule described in Section 4.6. Such records shall be available for inspection by Seller and/or Seller’s designated accountant at least once a calendar year, by Seller providing at least fourteen (14) days prior written notice to Purchaser, and shall remain available for a period of at least three (3) years after the calendar year in which the Royalties accrued. Any adjustments to the Royalty payments specified in the Royalties Schedule described in Section 4.6 to compensate for any errors or omissions relating to the amounts payable under the Royalties Schedule shall be made by

Onstream Confidential

Purchaser within thirty (30) days of notification of the adjustment. The costs of any such inspection, including, but not limited to, any costs incurred by Seller via Seller’s accountant(s) and/or attorney(s), shall be borne by the Purchaser in the event that errors or omissions are found and, in such case, adjustments shall not prejudice Seller’s rights to seek any appropriate remedies, including the right to terminate this Agreement in accordance with Section 6.

4.4       Confidential Information. Information obtained from Purchaser regarding any Royalties shall be held in strict confidence by Seller and is not to be used for any other purpose except to verify the accuracy of the Royalties and fees paid to Seller according to the Royalties Schedule described in Section 4.6. In case of dispute relating to the amount of the Royalties owed or paid and of further litigation relating thereto, or in the case of a disclosure required by law or regulation, Seller shall be free to make use of the information collected regarding any royalties. Seller shall also be permitted to disclose such Royalty information to its Affiliates, accountants, legal advisors, agents, investors, and contractors; provided that such parties are bound by comparable confidentiality restrictions.

4.5       Late Payment. Any amounts payable to Seller that remain unpaid after the due date per Section 4.1 shall be subject to a late payment charge equal to 1.5 times the then current LIBOR rate for payment default, from the due date until such amount is paid.

4.6       Royalties Schedule. Royalties may be calculated based on the Revenue and other forms of payment received based on the direct and/or indirect use of the Patents and/or Patent Applications as described herein. Other forms of payment may include non-cash forms of payment, such as stocks, bonds, property, and/or other dividends.

As used below “Revenues Received By Purchaser” is a running total of the Revenue and other forms of payment collected by Purchaser. Regardless of the form of payment received by Purchaser, Royalties shall be provided to Seller in in U.S. dollars via wire transfer according to the procedures of Section 4.1. Non-cash payments shall be valued by a third-party selected by Seller. Should any dispute arise regarding the value of a non-cash payment, such dispute shall be settled according to Section 9.1.

Royalties shall be calculated according to the following:

Revenues and Other Payments Received By Purchaser	Percentage of Revenue to Seller
$40,000,000.00 USD	0%
>$40,000,000.00 USD and <$200,000,000.00	25%
>$200,000,000.00 USD	0%

5.         ESCROW

5.1       Escrow Agent. On March 31, 2017, Purchaser agrees to deposit by wire transfer with an escrow agent selected by Seller and reasonably acceptable to Purchaser (the “Escrow Agent”) the $39 million USD payment due pursuant to Sections 3.5 and 3.6 (the “Escrow Package”). Before the Closing Date, Purchaser and Seller agree to execute an escrow agreement with the Escrow Agent that contains terms substantially in accordance with this Section 5 (the “Escrow Agreement”).

Onstream Confidential

5.2       Escrow Release. In order for the Escrow Package to be delivered by the Escrow Agent to Seller (“Escrow Release”), the Seller must provide to the Escrow Agent with a copy of the executed Assignment described in Section 3.1, an Office Filing Receipt (OFR) of the Assignment with the U.S. Patent and Trademark Office, and proof Seller has delivered notification of the filing to Purchaser. Proof of Purchaser notification may include United Parcel Service (UPS) confirmation of receipt or a delivery and/or read receipt e-mail indicating confirmation of receipt from Purchaser e-mail account. Following the Escrow Agent’s receipt of the aforementioned items, the Escrow Agent shall, as soon as practical, pay the Escrow Package to the Seller in accordance with the instructions set forth in the Escrow Agreement.

5.3       Charges and Fees. Purchaser shall pay all fees and expenses of the Escrow Agent.

6.         TERMINATION FOR FAILURE TO PAY

6.1       In the event that Seller does not receive all payments under Sections 3, 4, and 5 within the timeframes set herein, Purchaser will, at its own expense, return all documents and materials provided by Seller within five (5) business days from the date of notice of termination and assign all of the Patents and Patent Applications back to Seller within seven (7) days of Seller’s written notice.  However, if purchaser fails to pay the Balance Deposit Payment by March 31, 2017, Seller agrees to grant Purchaser a 60 day extension but no later than May 31, 2017 to meet the purposes of obtaining and closing bank financing in connection with the transaction. Purchaser and Seller will agree to modify the payment schedule in an Updated Patent Purchase Agreement. The cure period identified in Section 6.2 shall not apply to this extension.  Upon any termination, extension and rescission, all payments or other consideration provided by Purchaser to Seller shall be non- refundable.

6.2       Either Purchaser or Seller may terminate this Agreement only in the event that the other party materially breaches any provision of this Agreement and such breach has not been remedied within 30 days of written notice.

6.3       In the event of a dispute between the Parties as to the termination and/or validity of this Agreement, Royalties shall accrue according to Section 4 herein. Upon notification by Seller to Purchaser regarding such a dispute, Seller shall place all Royalties accrued per Section 4 in an interest-bearing escrow account as chosen by Seller.

7.         LICENSE BACK TO SELLER

As of the Closing Date, Purchaser hereby grants to Seller and its current and future Subsidiaries, under the Patents and any patent issuing from the Patent Applications, and for the lives thereof, a worldwide, irrevocable, fully paid-up, royalty-free, perpetual, non-exclusive past release and future license to make, have made, use, purchase, provide, sell, offer for sale, lease, import, export, host, and otherwise distribute any past, present or future technology, software, products, equipment or services of Seller and such Subsidiaries (including without limitation any past, present or future combinations of the foregoing, collectively “Seller’s Covered Technology”), and to practice any method or process. This license extends to and includes third parties to which Seller or such Subsidiaries provide the Seller’s Covered Technology (including,

Onstream Confidential

without limitation, any customers, suppliers, licensees, distributors, and end-users of Seller or such Subsidiaries) in connection with their authorized manufacture, having manufactured (including software replication under license), purchase, provision, use, sale, offer for sale, lease, distribution, hosting, exportation, or importation of any of Seller’s Covered Technology. Without limiting the foregoing, the license granted hereunder includes Seller’s and such Subsidiaries’ right to supply Seller’s Covered Technology as components for use in their intended manner in combination with other products and services so long as for any given Patent or patent issuing from the Patent Applications such Seller’s Covered Technology constitutes a material part of the inventions patented under such Patent or patent issuing from the Patent Applications; provided, however, that no license, covenant or other patent rights are being provided to any third party for unlicensed third party components per se. For the life of the Patents and any patent issuing from the Patent Applications, Purchaser (on behalf of itself and any assignees) also covenants not to rely on any of Seller’s Covered Technology (in whole or in part) to meet any element of any infringement claim of the Patents or any patent issuing from the Patent Applications against Seller, its Subsidiaries or any third party. For the avoidance of doubt, the foregoing does not grant Seller any rights to sublicense the Patents or any patent issuing from the Patent Applications apart from Seller’s Covered Technology

8.         REPRESENTATIONS, WARRANTIES AND INDEMNITIES

8.1       Seller hereby represents and warrants to Purchaser (but only to the best of Seller’s knowledge with respect to the Patents and Patent Applications) that:

(a)     Authority. Seller has the right and authority to enter into this Agreement and to carry out its obligations hereunder and requires no third party consent, approval, and/or other authorization to enter into this Agreement and to carry out its obligations hereunder, including, without limitation, the assignment of the Patents and Patent Applications to Purchaser.

(b)     Title and Contest. Seller has good and marketable title to the Patents and Patent Applications, including without limitation all rights, title, and interest in the Patents and Patent Applications and the right to sue for past, present and future infringement thereof. Seller has obtained and properly recorded previously executed assignments for the Patents and Patent Applications as necessary to fully perfect Seller’s rights and title therein in accordance with governing law and regulations in each respective jurisdiction. The Patents and Patent Applications are free and clear of all liens, mortgages, security interests or other encumbrances (not including existing licenses) and restrictions on transfer. There are no actions, suits, investigations, communications, correspondence, claims or proceedings threatened, pending or in progress relating in any way to the Patents and Patent Applications.

(c)     Restrictions on Rights - Standards. Seller has not made any commitments to any standards organization regarding licensing or not asserting the Patents, and is not otherwise obligated to license or refrain from asserting the Patents in that regard.

Onstream Confidential

(d)     Fees. All maintenance fees, annuities, and the like due on the Patents have been timely paid.

(e)     Validity and Enforceability. The Patents have never been found invalid or unenforceable for any reason in any administrative, arbitration, or judicial proceeding.

8.2       Purchaser to the best of its knowledge hereby represents and warrants to Seller that:

(a)     Purchaser has the right and authority to enter into this Agreement and to carry out its obligations hereunder, including, without limitation, making the payments under Section 3, Section 4, and Section 5.

(b)     Purchaser understands and agrees that it has no authority or ability to grant any rights, licenses or covenants under the Patents or Patent Applications to anyone prior to the Closing Date and no rights, licenses or covenants will be granted (automatically or otherwise) to anyone, including licensees or investors of Purchaser or its Affiliates, prior to the Closing Date.

9.         MISCELLANEOUS

9.1       Applicable Law and Controlling Agreement. The validity, construction, and performance of this Agreement shall be governed by and construed first in accordance with the federal laws of the United States to the extent federal subject matter jurisdiction exists, and second in accordance with the laws of the State of New York, exclusive of its choice of law rules. With respect to all civil actions or other legal or equitable proceedings directly arising between the Parties or any of their Affiliates under this Agreement, the Parties consent to exclusive jurisdiction and venue in the United States District Court for the Southern District of New York (the “Forum”) unless no federal jurisdiction exists, in which case the Parties consent to exclusive jurisdiction and venue in the Supreme Court of New York located in New York County of New York (the “Alternate Forum”). All Parties irrevocably consent to personal jurisdiction and waives the defense of forum non conveniens in the Forum, or Alternate Forum, if applicable, with respect to itself and its Affiliates. Process may be served on all Parties in the manner authorized by applicable law or court rule. Should this Agreement, or any portion thereof, be translated, this Agreement as executed in English shall govern.

9.2      LIMITATION ON CONSEQUENTIAL DAMAGES. EXCEPT IN THE CASE OF FRAUD, NO PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED, KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL DAMAGES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

9.3       LIMITATION OF LIABILITY. EXCEPT IN THE CASE OF FRAUD, WITHOUT WAIVING ANY OTHER RIGHTS OF THE PARTIES, INCLUDING ANY RIGHT TO SEEK

Onstream Confidential

SPECIFIC PERFORMANCE OR SEEK OTHER EQUITABLE RELIEF, NO PARTY’S TOTAL LIABILITY (INCLUDING PAYMENT OBLIGATIONS) UNDER THIS AGREEMENT SHALL EXCEED THE PAYMENT AMOUNTS REQUIRED PURSUANT TO SECTION 3.4. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

9.4       DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. THE PARTIES TO THIS AGREEMENT DO NOT MAKE ANY REPRESENTATION OR WARRANTY EXCEPT FOR THEIR RESPECTIVE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 8, AND EACH PARTY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE EXCEPT AS EXPRESSLY SET FORTH IN SECTION 8, THE PARTIES DO NOT GIVE THE OTHER PARTIES ANY ASSURANCES (A) REGARDING THE PATENTABILITY OF ANY CLAIMED INVENTION IN, OR THE VALIDITY OF, ANY PATENT OR PATENT APPLICATION OR (B) THAT MANUFACTURE, USE, SALE, OFFERING FOR SALE, IMPORTATION, EXPORTATION OR OTHER DISTRIBUTION OF ANY PRODUCT OR METHOD DISCLOSED OR CLAIMED IN ANY PATENT OR PATENT APPLICATION WILL NOT CONSTITUTE AN INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF OTHER PERSONS. EXCEPT AS SPECIFICALLY PROVIDED IN SECTION 8 HEREOF, THE PATENTS AND PATENT APPLICATIONS ARE SOLD “AS IS” WITHOUT ANY FURTHER REPRESENTATION OR WARRANTY.

9.5       Compliance with Laws. Purchaser represents and warrants that it has complied with all applicable laws, rules and regulations within the applicable countries associated with this Agreement. Purchaser agrees to notify Seller immediately of any regulatory action of which Purchaser has knowledge that is taken in relation to it by any federal, national, state, provincial, regional, county or municipal authority within any country or special administrative region that relates to or affects the manufacture, packaging, labeling, storage, advertising, marketing, sale, licensing, or distribution of products or services related to the Patents and/or Patent Applications. Notwithstanding anything contained in this Agreement to the contrary, the obligations of the Parties shall be subject to all laws, present and future, of any government having jurisdiction over the Parties and this transaction, and to orders, regulations, directions or requests of any such government.

9.6      SALE. PURCHASER ACKNOWLEDGES THAT IT HAS HAD SUFFICIENT OPPORTUNITY TO PERFORM, AND HAS PERFORMED, APPROPRIATE DUE DILIGENCE REGARDING THE PATENTS AND PATENT APPLICATIONS TO THE SATISFACTION OF PURCHASER, AND ACCORDINGLY, ALL SALES ARE FINAL AFTER EXECUTION OF THIS AGREEMENT, PROVIDED THAT THE FOREGOING SHALL NOT LIMIT ANY LIABILITY RESULTING FROM A BREACH OF THIS AGREEMENT.

9.7       Confidentiality of Terms. The mere existence of this Agreement (including, without limitation, the title of this Agreement, the identification of the Parties, and that the Patents and Patent Applications were assigned hereunder by Seller to Purchaser) is not confidential. Also, the

Onstream Confidential

Parties may disclose and file Exhibit A with the United States Patent and Trademark Office. However, , all other written documentation that is confidential in nature exchanged between the parties in connection with this Agreement, including, but not limited to, the specific terms of this Agreement (including, without limitation, the fees payable to Seller under this Agreement) are confidential and shall not be disclosed except: (a) as may be required by applicable law; (b) as may be required by judicial or governmental order (provided that the disclosing Party gives the other Party reasonable notice to enable it to seek a protective order, or obtains written assurance that the Agreement will receive the highest level of applicable protection); (c) by written consent of the other Party; or (d) to any third party proposing to enter into a business transaction with a Party, but only to the extent reasonably necessary for carrying out the proposed transaction and only under terms of a written confidentiality agreement that limits the disclosure of this Agreement to personnel necessary to carry out the proposed transaction. In the event of receipt by either Party of any pleading, petition, subpoena and/or other legal process, which may require disclosure of any confidential information hereunder, the receiving party shall provide notice to the other party within three (3) days of receipt of same in order to allow the other party to contest, quash, and/or otherwise take appropriate legal action to prevent disclosure of any Confidential Information

9.8       Entire Agreement. The terms and conditions of this Agreement, including its exhibit, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and merges and supersedes all prior and contemporaneous oral agreements, understandings, negotiations and discussions. None of the Parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No amendments or modifications shall be effective unless in writing signed by authorized representatives of all of the Parties. These terms and conditions will prevail notwithstanding any different, conflicting or additional terms and conditions which may appear on any purchase order, acknowledgment or other writing not expressly incorporated into this Agreement. This Agreement may be executed in two (2) or more counterparts, all of which, taken together, shall be regarded as one and the same instrument. This Agreement may be executed in electronic form with pdf copies of signed documents exchanged by email.

9.9       Notices: All notices required or permitted to be given hereunder shall be in writing, shall make reference to this Agreement, and shall be delivered by hand, or dispatched by prepaid air courier or by registered or certified airmail, postage prepaid, addressed as follows:

If to Purchaser

If to Seller

Mr. Eriya Unten,

Onstream Media Corporation

[REDACTED]

1291 SW 29th Avenue

Pompano Beach, FL 33069

Attn: Randy S. Selman

Such notices shall be deemed served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Either Party

Onstream Confidential

may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such Party at such changed address.

9.10     Relationship of Parties. The Parties hereto are independent contractors. None of the Parties have any express or implied right or authority to assume or create any obligations on behalf of the others or to bind the other to any contract, agreement or undertaking with any third party. Notwithstanding the foregoing, the Parties hereby agree that: (1) Greg Ellis, Kunio Toma, Todd Brockman, and Auction Video, Inc. (collectively the “Inventors”) are intended third-party beneficiaries under this Agreement; and (2) a copy of all notices hereunder shall be delivered by the Seller to the Inventors via overnight mail to the following address, unless the Inventors subsequently provide notice of any change of address, with a copy to: Law Office of Robert Steckman, P.C., [REDACTED]. Nothing in this Agreement shall be construed to create a partnership, joint venture, employment or agency relationship between Seller and Purchaser.

9.11     Severability. The terms and conditions stated herein are declared to be severable. If any paragraph, provision, or clause in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable and the Parties shall use good faith to negotiate a substitute, valid and enforceable provision which most nearly effects the Parties’ intent in entering into this Agreement.

9.12     Waiver. Failure by any Party to enforce any term of this Agreement shall not be deemed a waiver of future enforcement of that or any other term in this Agreement.

9.13     Assignment of Agreement. Purchaser shall not be permitted to assign this Agreement without prior written consent of Seller, which consent shall not be unreasonably withheld.  Purchaser agrees that it shall not be unreasonable to require demonstration of sufficient creditworthiness associated with any assignment of this Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon any successors, assigns and other legal representatives of the Parties.

Onstream Confidential

In witness whereof, the Parties have executed this Patent Purchase Agreement as of the

Effective Date:

Onstream Media Corporation	Mr. Eriya Unten

/s/ Randy S. Selman	/s/ Eriya Unten
Signature	Signature
RANDY SELMAN	ERIYA UNTEN
Printed Name	Printed Name
CEO
Title	Title
February 28, 2017	February 28, 2017
Date	Date

Onstream Confidential

Exhibit A

ASSIGNMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, Onstream Media Corporation having its primary place of business at 1291 SW 29th Avenue, Pompano Beach, FL 33069 ("Assignor"), does hereby sell, assign, transfer and convey unto Mr. Eriya Unten having an address of [REDACTED] Tokyo, Japan ("Assignee"), all of Assignor's entire right, title and interest in and to (a) all patents and patent applications listed below; and (b) all reissues, reexaminations, continuations, continuations-in-part, divisionals and extensions (collectively “related cases”) of such patents and patent applications (collectively "Patent Rights"):

Patent No.	Serial No.	Country	Filing Date	Issue Date	Title
9,161,068	10/808,894	US	03/24/2004	10/13/2015	REMOTELY ACCESSED VIRTUAL RECORDING ROOM
9,467,728	12/110,691	US	04/28/2008	10/11/2016	REMOTELY ACCESSED VIRTUAL RECORDING ROOM
	14/843,457	US	09/02/2015		REMOTELY ACCESSED VIRTUAL RECORDING ROOM
	15/255,416	US	09/02/2016		REMOTELY ACCESSED VIRTUAL RECORDING ROOM

In addition, Assignor agrees to and hereby does sell, assign, transfer and convey unto Assignee all rights (i) in and to causes of action and enforcement rights for the Patent Rights including all rights to pursue damages, injunctive relief and other remedies for past, present and future infringement of the Patent Rights, (ii) the right to apply (or continue prosecution) in any and all countries of the world for patents or other equivalent governmental grants for the Patent Rights, including without limitation under the Paris Convention for the Protection of Industrial Property, the International Patent Cooperation Treaty, and (iii) the rights, if any, to revive prosecution of any abandoned Patent Rights.

Assignor also hereby authorizes the respective patent office or governmental agency in each jurisdiction to issue any and all patents or certificates of invention or equivalent which may be granted upon any of the Patent Rights in the name of Assignee, as the assignee to the entire interest therein.

The terms and conditions of this Assignment shall inure to the benefit of and be binding upon Assignee, its successors, assigns and other legal representatives, and shall inure to the benefit of and be binding upon Assignor, its successor, assigns and other legal representatives.

IN WITNESS WHEREOF this Assignment of Patent Rights is executed at

on	.	ASSIGNOR

By:	/s/	Name:
Title:

   (Signature MUST be notarized)